GTT Reports Fourth Quarter and Full Year 2019 Financial Results

MCLEAN, Va., March 2, 2020 - GTT Communications, Inc. (NYSE: GTT), a leading global cloud networking provider to multinational clients, announced today its financial results for the year and quarter ended December 31, 2019.

Full year highlights:

•	Revenue of $1,727.8 million grew 15.9% over 2018.

•
Net loss was $105.9 million, compared to net loss of $243.4 million in 2018. 2019 net loss was primarily the result of several non-recurring costs, including $36.0 million in exit, transaction and integration costs and $31.4 million non-cash losses due to the change in fair value related to our interest rate swaps.

•	Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) of $439.3 million grew 21.0% over 2018.

•	Capital expenditures were $102.2 million (5.9% of revenue) compared to $77.7 million in 2018 (5.2% of revenue).

•	Using constant currency 2019 revenue and Adjusted EBITDA would have been higher than reported by $45.0 million and $15.2 million, respectively, compared to 2018.

Fourth quarter highlights:

•
Revenue of $423.9 million declined 6.8% compared to 4Q18 and increased 0.9% compared to 3Q19. The sequential revenue increase of 0.9% was attributable to a 0.4% increase in monthly recurring cash revenue and a 0.4% increase from foreign currency.

•	Net install trends improved throughout 4Q19 and the trend is expected to continue in 1Q20.

•
Net loss was $19.1 million compared to net loss of $53.0 million in 4Q18 and a net loss of $26.2 million in 3Q19. The net losses in all periods include non-recurring costs, including exit, transaction and integration costs of $7.5 million, $29.9 million, and $4.3 million in 4Q19, 4Q18, and 3Q19, respectively, and losses due to the change in fair value of exchange rate and interest rate hedges of $21.6 million and $6.6 million in 4Q18 and 3Q19, respectively. The 4Q19 period included a gain due to the change in fair value of exchange rate and interest rate hedges of $10.4 million.

•
Adjusted EBITDA of $102.8 million declined 12.3% compared to 4Q18 and increased 0.4% compared to 3Q19. Adjusted EBITDA margin was 24.3% compared to 25.8% in 4Q18 and 24.4% in 3Q19. Adjusted EBITDA margins were negatively affected by an elevated level of revenue credits, the continued runoff of non-cash revenues, and investments in support of organic growth.

•
Free Cash Flow of $5.4 million compared to $15.4 million in 4Q18 and $19.6 million in 3Q19. Adjusted Unlevered Free Cash Flow of $67.4 million compared to $93.8 million in 4Q18 and $83.3 million in 3Q19.

•	Capital expenditures were $24.9 million (5.9% of revenue) compared to $16.3 million in 4Q18 (3.6% of revenue) and $26.0 million in 3Q19 (6.2% of revenue).

•
Using constant currency (i) 4Q19 revenue and Adjusted EBITDA would have been higher than reported by $4.6 million and $1.8 million, respectively, compared to 4Q18, and (ii) 4Q19 revenue and Adjusted EBITDA would have been lower than reported by $1.4 million and flat, respectively compared to 3Q19.

GTT continues to explore the divestiture of its Infrastructure Division that is expected to include the Company’s highly differentiated pan-European fiber assets, subsea transatlantic fiber and data center infrastructure, which the Company acquired as part of the Interoute and Hibernia acquisitions. The Company is in the process of separating out the income statement and assets and liabilities that would be included in the anticipated divestiture. The Infrastructure Division is expected to deliver revenue of $370 million to $390 million with EBITDA of $160 million to $180 million.

On February 28, 2020, the Company entered into an amendment to the 2018 Credit Agreement and funded $140 million of incremental EMEA term loans. Net proceeds were used to pay down substantially all of the revolver credit facility.

See “Annex A: Non-GAAP Financial Information” for more information regarding the computation of Adjusted EBITDA, Free Cash Flow, Adjusted Free Cash Flow, Adjusted Unlevered Free Cash Flow and constant currency calculations.

Conference Call Information
GTT will hold a conference call on Monday, March 2, 2020 at 8:30 a.m. Eastern Time. To participate in the live conference call, interested parties may dial +1-844-875-6916 or +1-412-317-6714 and ask for the GTT call, or view the webcast at GTT’s website.

A telephonic replay of the conference call will be available for one week and may be accessed by calling +1-877-344-7529 or +1-412-317-0088 and using the passcode 10138150. The webcast will be archived in the investor relations section of GTT's website.

Forward-Looking Statements
This release contains forward-looking statements that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the current view of GTT Communications, Inc. ("GTT", "we" or "us"), with respect to its plans, objectives and strategies or future events or future financial performance. From time to time, GTT also provides forward-looking statements in other materials GTT releases to the public or files with the U.S. Securities and Exchange Commission (“SEC”), as well as oral forward-looking statements. You should consult any further disclosures on related subjects in our annual reports on Form 10-K, our quarterly reports on Form 10-Q and our current reports on Form 8-K filed with the SEC. Such forward-looking statements are and will be subject to many risks, uncertainties and factors relating to our operations and the business environment that may cause our actual results to be materially different from any future results, express or implied, by such forward-looking statements. Factors that could cause GTT’s actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the effects on our business and customers of general economic and financial market conditions; our ability to achieve the expected benefits of certain transactions; our ability to develop and market new products and services that meet customer demands and generate acceptable margins; our reliance on several large customers; our ability to negotiate and enter into acceptable contract terms with our suppliers; our ability to attract and retain qualified management and other personnel; competition in the industry in which we do business; failure of the third-party communications networks on which we depend; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which we are engaged; our ability to maintain our databases, management systems and other intellectual property; our ability to prevent process and system failures or security breaches that significantly disrupt the availability and quality of the services that we provide; our ability to maintain adequate liquidity and produce sufficient cash flow to fund acquisitions and capital expenditures; our ability to meet all the terms and conditions of our debt obligations; our ability to obtain capital to grow our business; our ability to utilize our net operating losses; expectations regarding the trading price of our common stock; our ability to complete acquisitions or divestitures and effectively integrate any business or operation acquired; foreign exchange rate fluctuations; and fluctuations in our effective tax rate. Additional information concerning these and other important factors can be found under the heading “Risk Factors” in GTT’s annual and quarterly reports filed with the SEC including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2018. Statements in this release should be evaluated in light of these important factors.

About GTT
GTT connects people across organizations, around the world and to every application in the cloud. Our clients benefit from an outstanding service experience built on our core values of simplicity, speed and agility. GTT owns and operates a global Tier 1 internet network and provides a comprehensive suite of cloud networking services. For more information on GTT (NYSE: GTT), please visit www.gtt.net.

GTT Media Inquiries:
Ellie Rider/Claire Sach, LEWIS
+44-207-802-2626
GTTUK@teamlewis.com

GTT Investor Relations:
Carolyn Capaccio/Jody Burfening, LHA
+1-212-838-3777
ccapaccio@lhai.com

GTT Communications, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(Amounts in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenue:
Telecommunications services	$423.9	$454.8	$1,727.8	$1,490.8

Operating expenses:
Cost of telecommunications services	229.9	251.2	941.9	819.4
Selling, general and administrative expenses	105.4	112.4	400.8	383.2
Severance, restructuring and other exit costs	1.3	14.4	13.0	37.1
Depreciation and amortization	63.8	65.0	248.8	211.4
Total operating expenses	400.4	443.0	1,604.5	1,451.1
Operating income	23.5	11.8	123.3	39.7

Other expense:
Interest expense, net	(48.4)	(48.2)	(194.7)	(146.9)
Loss on debt extinguishment	—	—	—	(13.8)
Other (expense) income, net	7.5	(21.0)	(31.3)	(127.9)
Total other expense	(40.9)	(69.2)	(226.0)	(288.6)
Loss before income taxes	(17.4)	(57.4)	(102.7)	(248.9)
Provision for (benefit from) income taxes	1.7	(4.4)	3.2	(5.5)
Net loss	$(19.1)	$(53.0)	$(105.9)	$(243.4)

Loss per share:
Basic	$(0.34)	$(0.97)	$(1.88)	$(4.80)
Diluted	$(0.34)	$(0.97)	$(1.88)	$(4.80)

Weighted average shares:
Basic	56,580,466	54,671,787	56,265,166	50,718,279
Diluted	56,580,466	54,671,787	56,265,166	50,718,279

GTT Communications, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in millions, except per share data)

	December 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$41.8	$55.3
Accounts receivable, net of allowances	162.1	174.5
Prepaid and other current assets	50.4	49.2
Total current assets	254.3	279.0
Property and equipment, net	1,817.4	1,870.4
Operating lease right of use assets	357.5	—
Intangible assets, net	490.7	552.4
Goodwill	1,768.6	1,738.0
Other long-term assets	69.2	97.8
Total assets	$4,757.7	$4,537.6
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$310.2	$316.0
Operating lease liabilities	74.9	—
Finance lease liabilities	4.6	6.7
Long-term debt	30.2	39.9
Deferred revenue	67.0	84.2
Total current liabilities	486.9	446.8
Operating lease liabilities, long-term portion	272.9	—
Finance lease liabilities, long-term portion	37.3	35.1
Long-term debt, long-term portion	3,192.6	3,151.6
Deferred revenue, long-term portion	266.5	287.0
Deferred tax liabilities	171.3	176.2
Other long-term liabilities	39.1	26.2
Total liabilities	4,466.6	4,122.9
Commitments and contingencies
Stockholders’ equity:
Total stockholders’ equity	291.1	414.7
Total liabilities and stockholders’ equity	$4,757.7	$4,537.6

GTT Communications, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(Amounts in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Cash flows from operating activities:
Net loss	$(19.1)	$(53.0)	$(105.9)	$(243.4)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	63.8	65.0	248.8	211.4
Share-based compensation	8.0	10.5	31.2	34.4
Debt discount amortization	1.8	1.6	7.0	3.5
Loss on debt extinguishment	—	—	—	13.8
Amortization of debt issuance costs	1.3	1.0	4.8	4.4
Change in fair value of derivative financial liability	(10.4)	21.6	31.4	128.5
Excess tax benefit from share-based compensation	1.3	0.7	1.9	(5.9)
Deferred income taxes	(18.3)	(7.9)	(20.4)	0.1
Changes in operating assets and liabilities, net of acquisitions	1.9	(7.8)	(91.7)	(64.4)
Net cash provided by operating activities	30.3	31.7	107.1	82.4

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(52.1)	(35.3)	(52.6)	(2,242.7)
Purchase of customer contracts	—	(0.1)	(0.2)	(0.1)
Settlement of deal-contingent foreign currency hedge	—	—	—	(105.8)
Purchases of property and equipment	(24.9)	(16.3)	(102.2)	(77.7)
Net cash used in investing activities	(77.0)	(51.7)	(155.0)	(2,426.3)

Cash flows from financing activities:
Proceeds from debt	55.0	51.5	145.0	2,730.2
Repayment of debt	(8.3)	(10.4)	(102.9)	(753.4)
Payment of holdbacks	—	(1.8)	(6.5)	(13.0)
Debt issuance costs paid to third parties and lenders	(0.1)	(0.5)	(1.2)	(63.3)
Proceeds from equity issuance, net of issuance costs	—	—	—	424.5
Repayment of finance leases	(0.2)	(0.6)	(1.3)	(2.7)
Proceeds from issuance of common stock under ESPP	0.2	0.6	1.4	1.3
Tax withholding related to the vesting of restricted stock	(0.1)	(4.9)	(0.4)	(21.0)
Exercise of stock options	—	0.1	0.9	1.7
Net cash provided by financing activities	46.5	34.0	35.0	2,304.3
Effect of exchange rate changes on cash	1.4	(6.4)	(0.6)	(6.3)
Net increase (decrease) in cash, cash equivalents, and restricted cash	1.2	7.6	(13.5)	(45.9)
Cash, cash equivalents, and restricted cash at beginning of period	40.6	47.7	55.3	101.2
Cash, cash equivalents, and restricted cash at end of period	$41.8	$55.3	$41.8	$55.3

ANNEX A: Non-GAAP Financial Information

In addition to financial measures prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), from time to time we may use or publicly disclose certain “non-GAAP financial measures” in the course of our financial presentations, earnings releases, earnings conference calls and otherwise. For these purposes, the U.S. Securities and Exchange Commission (“SEC”) defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial positions or cash flows that (i) excludes amounts, or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements, and (ii) includes amounts, or is subject to adjustments that effectively include amounts, that are excluded from the most directly comparable measure so calculated and presented.

Non-GAAP financial measures are provided as supplemental information to investors to provide an alternative method for assessing our financial condition and operating results. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better evaluate our performance and profitability. These measures are not in accordance with or a substitute for GAAP, and they may be different from or inconsistent with non-GAAP financial measures used by other companies. These measures should be used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures.

Pursuant to the requirements of Regulation G, whenever we refer to a non-GAAP financial measure in this press release, we will also generally present the most directly comparable financial measure calculated and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable GAAP financial measure.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”)
Adjusted EBITDA is defined as net income/(loss) before interest, income taxes, depreciation and amortization (“EBITDA”) adjusted to exclude severance, restructuring and other exit costs, acquisition-related transaction and integration costs, losses on extinguishment of debt, stock-based compensation and, from time to time, other non-cash or nonrecurring items.

We use Adjusted EBITDA to evaluate operating performance, and this financial measure is among the primary measures we use for planning and forecasting future periods. We further believe that the presentation of Adjusted EBITDA is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by management and makes it easier to compare our results with the results of other companies that have different financing and capital structures. In addition, we have debt covenants that are based on a leverage ratio that utilizes a modified EBITDA calculation, as defined in our credit agreement.

The modified EBITDA calculation is similar to our definition of Adjusted EBITDA; however, it includes the pro forma Adjusted EBITDA of and expected cost synergies from the companies acquired by us during the applicable reporting period. Finally, Adjusted EBITDA results, along with other quantitative and qualitative information, are utilized by management and our compensation committee for purposes of determining bonus payouts to our employees.

The following is a reconciliation of Adjusted EBITDA from Net Loss (amounts in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net loss	$(19.1)	$(53.0)	$(105.9)	$(243.4)
Provision for income taxes	1.7	(4.4)	3.2	(5.5)
Interest and other expense, net	40.9	69.2	226.0	274.8
Loss on debt extinguishment	—	—	—	13.8
Depreciation and amortization	63.8	65.0	248.8	211.4
Severance, restructuring and other exit costs	1.3	14.4	13.0	37.1
Transaction and integration costs	6.2	15.5	23.0	40.5
Share-based compensation	8.0	10.5	31.2	34.4
Adjusted EBITDA	$102.8	$117.2	$439.3	$363.1

Free Cash Flow, Adjusted Free Cash Flow, and Adjusted Unlevered Free Cash Flow
Free Cash Flow is defined as net cash provided by operating activities less purchases of property and equipment. Adjusted Free Cash Flow is defined as Free Cash Flow adjusted to exclude cash paid for severance, restructuring and other exit costs, and acquisition-related transaction and integration costs. Adjusted Unlevered Free Cash Flow is defined as Adjusted Free Cash Flow before interest. Adjusted Free Cash Flow and Adjusted Unlevered Free Cash Flow are not measurements of our financial performance under GAAP and should not be considered in isolation, or as alternatives to net cash flows provided by operating activities, total net cash flows, or any other performance measure derived in accordance with GAAP.

We use Free Cash Flow and Adjusted Free Cash Flow as a measure to evaluate cash generated through normal operating activities. We believe that the presentation of Free Cash Flow and Adjusted Free Cash Flow are relevant and useful to investors because they provide measures of cash available to pay the principal on our debt and pursue acquisitions of businesses or other strategic investments or uses of capital. We use Adjusted Unlevered Free Cash Flow as a measure to evaluate cash generated through normal operating activities prior to debt service as our debt capital structure will change over time. We believe that the presentation of Adjusted Unlevered Free Cash Flow is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by management and makes it easier to compare our results with the results of other companies that have different financing and capital structures.

The following is a reconciliation of Free Cash Flow, Adjusted Free Cash Flow and Adjusted Unlevered Free Cash Flow from Cash provided by operating activities (amounts in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net cash provided by operating activities	$30.3	$31.7	$107.1	$82.4
Purchases of property and equipment	(24.9)	(16.3)	(102.2)	(77.7)
Free Cash Flow	5.4	15.4	4.9	4.7
Severance, restructuring and other exit costs	3.3	12.4	25.3	34.7
Transaction and integration costs	3.9	9.6	20.9	34.3
Adjusted Free Cash Flow	12.6	37.4	51.1	73.7
Cash paid for interest	54.8	56.4	176.6	158.8
Adjusted Unlevered Free Cash Flow	$67.4	$93.8	$227.7	$232.5

The following is our Free Cash Flow guidance for FY20 (amounts in millions):

	FY20 Guidance Range
	Low End	High End
Net cash provided by operating activities	$265.0	$300.0
Purchases of property and equipment	(90.0)	(100.0)
Free Cash Flow	$175.0	$200.0

Constant Currency
We evaluate our results of operations both as reported and on a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency data offers valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. We calculate constant currency results by converting our current-period local currency financial results using prior-period exchange rates and comparing these adjusted amounts to our prior-period reported results.

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